EXHIBIT 10s

Verizon

Executive Life Insurance Plan

As Amended and Restated

September 2009

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Table of Contents

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Table of Contents

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VERIZON EXECUTIVE LIFE INSURANCE PLAN

1.	INTRODUCTION

The Verizon Executive Life Insurance Plan (“VELIP”) is a successor to the NYNEX Supplemental Life Insurance Plan (“SLIP”), the Bell Atlantic Estate Management Plan (“EMP”), and Verizon’s original Executive Life Insurance Plan (“Original VELIP”). These predecessor arrangements all were financed using an employee-contributory collateral-assignment split dollar approach. In addition, GTE’s Executive Retirement Life Insurance Plan (“ERLIP”) was incorporated into VELIP. In December 2003 the contributory collateral assignment split dollar approach was replaced by an employee-contributory, bonus-premium approach with a “gross-up” for taxes, resulting in this Plan. In 2009, the VELIP was amended to eliminate the tax “gross-up” feature for all active employee participants and for all retired participants whose date of separation from service is after December 31, 2009. In addition to changing the funding method, the funding schedule applicable to the policies issued in connection with the former NYNEX SLIP was changed. For all NYNEX SLIP policies, the schedule of fixed premiums was terminated, and a “dynamic funding” method (already used by Verizon for the other predecessor arrangements) was adopted. Under the “dynamic funding” approach the Plan compares actual policy performance to certain actuarial assumptions to adjust the policy premiums each year so as to guide the policy cash value to the value estimated to be required to provide a prescribed amount of paid-up post-retirement life insurance coverage.

2.	PURPOSE

The purposes of VELIP are to (i) provide participants with life insurance coverage while they are employed by Verizon, and (ii) help participants build policy cash value to allow them to enjoy continued life insurance coverage on a paid-up basis after they retire. To accomplish these goals, the participants purchase an individually-owned universal life insurance policy underwritten by the Metropolitan Life Insurance Company (MetLife). Specifically, Verizon will annually pay to a participant a “Premium Bonus” designed to (i) pay a portion of the cost of the current life insurance coverage (in an amount determined by formula), plus (ii) add to the cash value an actuarially determined amount, which if contributed on a level basis to a Plan Maturity Date, is estimated to be sufficient to provide a level of paid-up insurance at retirement (in an amount determined by formula).

3.	DEFINITIONS

3.1	Actively-at-Work — has the meaning set forth in Section 4.1.

3.2	Actuarial Assumptions — are set forth in Appendix A.

3.3	Annual Compensation — has the meaning set forth in Section 5.2.

3.4	Company — means Verizon.

3.5	Downgrade — has the meaning described in Section 9.8

3.6	Employee — means a common law employee of Verizon.

3.7	EMP — means the Bell Atlantic EMP, as defined in the Introduction.

3.8	ERLIP — means the GTE ERLIP, as defined in the Introduction.

3.9	Estimated Cost of Current Life Insurance Coverage — has the meaning set forth in Section 8.2.

3.10	Executive — means an Employee who is a Senior Manager.

3.11	MetLife — means the Metropolitan Life Insurance Company.

3.12	NYNEX Participant — has the meaning set forth in Section 6.1.

3.13	Original VELIP — means the original Verizon VELIP, as defined in the Introduction.

3.14	Participant — means an Executive for whom a Policy has been purchased and who is entitled to receive a Premium Bonus.

3.15	Plan — means the VELIP.

3.16	Plan Administrator — means Verizon.

3.17	Plan Maturity Date — has the meaning set forth in Section 7.3.

3.18	Policy — means the MetLife universal life insurance policy issued on the life of the Participant in connection with this Plan.

3.19	Premium Bonus — has the meaning set forth in Section 8.2.

3.20	Program Administrator — means the third party administrator appointed by the Plan Administrator to manage the day-to-day operations of the Plan.

3.21	Retire or Retirement — has the meaning set forth in Section 9.2.

3.22	Retirement-Eligible — has the meaning set forth in Section 9.2.

3.23	Senior Manager — Career Band 4 or higher

3.24	SLIP — means the NYNEX SLIP, as defined in the Introduction.

3.25	VELIP — means the Verizon Executive Life Insurance Plan, as set forth in this plan document, as amended from time to time.

3.26	Verizon — means Verizon Communications Inc. and its controlled subsidiaries.

3.27	Voluntary Premium Contribution — has the meaning set forth in Section 8.3.

4.	ELIGIBILITY AND ENROLLMENT

4.1    Eligibility Requirements. To be eligible to participate in the Plan, an employee must: (i) be actively employed by Verizon in a Senior Manager position; and (ii) satisfy MetLife’s “Actively-at-Work” requirement. Generally, Actively-at-Work means that the Executive cannot have been absent from work due to illness or medical treatment for a period of more than five (5) consecutive working days in the three (3) months preceding completion of the application for the Policy. If an Executive does not meet the “Actively-at-Work” requirement when they are first eligible to participate in the Plan, they may apply for coverage as soon as they meet the requirement. Participation is contingent on the employee continuing to hold a Senior Manager position until they are Retirement-Eligible.

4.2    Enrollment Procedure. When an Executive becomes eligible to participate in the Plan, they will automatically receive an enrollment kit from the Program Administrator. The kit may contain:

(a)    A personalized life insurance exhibit showing illustrative projection of the benefits and cost of the life insurance policy;

(b)    A Plan participation election form;

(c)    An application for the Policy;

(d)    A form for Certification of Trustee(s) and Proposed Insured, which is required if the Executive elects to assign the ownership of their Policy to a trust; and

(e)    Illustration Certification.

The Executive must complete the forms and return them to the Program Administrator within sixty (60) days after satisfying the eligibility requirements to enroll in the Plan. This will be the Executive’s only opportunity to enroll in the Plan If an Executive elects not to participate in the Plan, they may instead participate in Verizon’s group term life insurance program.

4.3    Effective Date of Participation. An Executive who is eligible to Participate becomes a Participant upon the approval of MetLife of the Executive’s application for a Policy.

4.4    MetLife Policy Coverage. The Policy coverage will begin as soon as practicable after: the Executive completes and returns the enrollment forms to the Program Administrator, the application is approved by MetLife, and the Executive pays the initial premium. The Policy normally will have an issue date of (and coverage will be effective as of) the first day of the month in which the Executive became eligible to participate in the Plan. If the Executive has been participating in Verizon’s group term life insurance plan while their application to participate in the Plan is pending, then (i) such group term coverage shall cease as of the date coverage under the Policy is effective, (ii) the Executive will be reimbursed for any group term life insurance premiums that they may have paid for the period after the effective date of the Policy’s coverage, and (iii) the Executive will not be imputed income for such group term life insurance coverage for such period after the effective date of the Policy. Once an Executive is covered by the MetLife Policy, they no longer qualify for any basic or supplemental life insurance coverage on their life under Verizon’s group term life insurance plan. The company-paid AD&D coverage, however, is not affected by coverage under the MetLife Policy.

No dependents’ coverage is available under the Policy.

5.	LIFE INSURANCE POLICY RIGHTS

5.1    Ownership. The coverage under VELIP is provided through a universal life insurance policy underwritten by MetLife. The participant will be the owner of the life insurance policy unless they assign ownership to a trust or another person. The Policy may be assigned in accordance with its terms. Any assignment shall be effective only after MetLife receives the properly completed assignment form, and only if the form is received while the participant is still alive.

5.2    Beneficiary Designation. The owner of the Policy may designate a beneficiary to receive life insurance benefits under the policy. If the owner fails to name a beneficiary or if all of the named beneficiaries pre-decease the participant or are deemed to die contemporaneously with the participant, then the participant’s estate shall be the beneficiary.

The owner of the Policy can change beneficiary designation at any time. Any beneficiary designation shall be effective only after MetLife receives the properly completed designation form, and only if the form is received while the participant is still alive.

5.3    Cash Value Account. The Plan is designed such that the Policy will accumulate cash value to provide for continuation of coverage after retirement. The owner of the Policy owns all of the cash value in the Policy.

5.4    Premium Payment Procedure. The participant (or the owner of the Policy) is required to pay the entire annual premium for the Policy by April 1st of each calendar year. During each calendar year, prior to each premium due date, Verizon will pay each participant a Premium Bonus to help pay the Policy premium. Participants cannot pay the Policy premiums by payroll deduction.

6.	AMOUNT OF COVERAGE WHILE EMPLOYED

6.1    Coverage Formula. Subject to MetLife underwriting requirements, until Retirement (or, if earlier, the Plan Maturity Date), the life insurance coverage under the Policy will be equal to five (5) times the participant’s Annual Compensation. On March 1 of each year, the amount of coverage will be adjusted to reflect any increases in the Annual Compensation for such year, provided that the amount of coverage will not be adjusted if the participant has attained age 60 by such January 1. The amount of the coverage will not be affected by decreases in the Annual Compensation.

6.2    Annual Compensation. In general, Annual Compensation means the sum of the Executive’s: (i) annual base salary, plus (ii) 50% of the Maximum Short Term Incentive compensation (not the Short Term Incentive actually paid). The Annual Compensation will be rounded up to the next higher multiple of $1,000, if not an exact multiple. For example, if the annual base salary is $200,400 and the Maximum Short Term Incentive for the executive’s position is $160,000, the coverage amount will be calculated as follows:

Preliminary Annual Compensation = $200,400 + (50% of $160,000) = $280,400

Rounded Annual Compensation = $281,000

Coverage Amount = 5 x $281,000 = $1,405,000

For those Executives who became participants in the Plan under NYNEX SLIP, see Section 6.4 for special rules for calculating Annual Compensation and the amount of coverage.

6.3    Evidence of Insurability. An employee, who enrolls in the Plan when first eligible will be eligible to receive coverage of up to a maximum of $6 million without evidence of good health, provided they satisfy the “Actively-at-Work” requirement.

In the event that (1) the initial coverage, as defined by the formula in Section 6.1, exceeds $6 million or (2) the increase in the coverage amount from one year to the next is unusually large, the employee may have to provide MetLife with evidence of good health to qualify for full coverage. For evidence of good health MetLife typically requires the employee to complete health and lifestyle questionnaires and, sometimes, to undergo medical tests and a physical examination. To the extent MetLife will provide the coverage only at rates higher than standard premium rates, it will not affect the cost-sharing under the Plan; the participant’s share of the premium cost will continue to be calculated using MetLife’s substitute PS-58 rates as described in Section 8.2 and the Premium Bonus will be increased for any extra cost.

6.4    Special Rule for NYNEX SLIP. If an Executive is a NYNEX Participant, their amount of coverage is equal to five (5) times their Annual Compensation, but their Annual Compensation depends on their position at the time of entry into the NYNEX SLIP. If a NYNEX Participant was an officer of NYNEX when they first became a participant, then their Annual Compensation is their Adjusted Position Rate on the date of entry into the NYNEX SLIP; if they were a department head of NYNEX, then their Annual Compensation is their Adjusted Position Rate plus the Adjusted Standard Incentive Award or its equivalent on the date of entry into the NYNEX SLIP.

“Adjusted Position Rate” means the position rate as in effect in 1992, increased by 5% per year until the participant’s year of entry into the NYNEX SLIP. “Adjusted Standard Incentive Award” similarly means the Standard Incentive Award in effect in 1992, increased by 5% per year until the participant’s year of entry into the NYNEX SLIP. Annual Compensation will be rounded up to the next higher multiple of $1,000.

After the first year of participation, the amount of coverage will be automatically increased each year by 5% through age 60 at which time the amount of coverage will be frozen. Any exceptions, for example, to reflect significant increases in compensation due to a promotion, must be approved by the Plan Administrator.

7.	TARGET AMOUNT OF COVERAGE AFTER RETIREMENT

7.1    Target Amount of Post-Retirement Coverage. In general, the target post-retirement amount of coverage for a participant is two (2) times the participant’s highest annual base salary earned while a participant (prior to Plan Maturity Date), provided that for a NYNEX Participant, the amount of coverage shall be the same amount of coverage as the participant had prior to retirement. The target cash value of the Policy at Plan Maturity Date will be designed (using the Actuarial Assumptions), but not guaranteed, to provide this target amount of paid-up coverage to age 95.

7.2    Retirement Prior to Plan Maturity Date. If the participant has reached their Plan Maturity Date on or before the date they retire, their participation in the Plan (and all of the Premium Bonuses) will have ended on their Plan Maturity Date, and the amount of coverage provided under the Policy will be decided by the owner of the Policy. However, if the participant has not yet reached their Plan Maturity Date when they retire, they will continue to be eligible to participate in the Plan, meaning that Verizon will continue to pay Premium Bonuses in accordance with the Plan (up to their Plan Maturity Date). During this period, after retirement but prior to Plan Maturity Date, the amount of coverage under the Policy will depend upon the terms of the program under which the participant first became, and continues to be, a participant, as follows:

(a)    New Plan and Original VELIP. If the participant has only been a participant in this Plan or was part of the Original VELIP, then during this period prior to Plan Maturity Date, the amount of coverage shall be equal to what they had at retirement.

(b)    Bell Atlantic EMP. If the participant was a participant in the Bell Atlantic EMP, then during this period prior to Plan Maturity Date, but in no event for more than 5 years following retirement, the amount of coverage shall be equal to what they had at retirement. For the remainder of this period (if any), the amount of coverage shall be equal to two (2) times the participant’s highest annual base salary earned while a participant (prior to retirement).

(c)    NYNEX SLIP. If the participant was a participant in the NYNEX SLIP, then during this period prior to Plan Maturity Date, the amount of coverage shall be equal to what he had at retirement (without any increase, for example, for the 5% annual increase).

(d)    GTE ERLIP. If the participant was an employee of GTE at the time of formation of Verizon and was eligible for GTE’s ERLIP benefit, then during the period prior to Plan Maturity Date, the amount of coverage the participant will receive depends upon which predecessor plan the participant entered the plan:

(i)    Original VELIP: If the participant became a participant in the Plan through their participation in the Original VELIP, then during this period the amount of coverage shall be equal to what they had at retirement.

(ii)    Bell Atlantic EMP: If the participant became a participant in the Plan through their participation in the Bell Atlantic EMP plan, then during this period prior to Plan Maturity Date, but in no event for more than 5 years after retirement, the amount of coverage shall be equal to what they had at retirement. For the remainder of the period (if any), the amount of coverage shall be equal to two (2) times the participant’s highest annual base salary earned while a participant (prior to retirement), or, if higher, the amount of post-retirement coverage that they would have received under GTE’s ERLIP.

7.3    Plan Maturity Date. The definition of Plan Maturity Date depends on the terms of the program under which the Participant first became, and continues to be, a participant, as follows:

(a)    New Plan and Original VELIP. If the participant has only been a participant in this Plan or was part of the Original VELIP, then Plan Maturity Date means the anniversary of the Policy’s issue date on or next following the latest of: (i) participant’s attainment of age 60; (ii) completion of 5 years of VELIP participation; and (iii) retirement from Verizon.

(b)    Bell Atlantic EMP. If the participant was a participant in the Bell Atlantic EMP, then Plan Maturity Date means the anniversary date of the Policy’s issue date on or next following the later of: (i) participant’s attainment of age 65; and (ii) completion of 15 years of VELIP participation, including years of participation in Bell Atlantic’s EMP.

(c)    NYNEX SLIP. If the participant was a participant in the NYNEX SLIP, then Plan Maturity Date means the anniversary of the Policy’s issue date on or next following the later of: (i) participant’s attainment of age 70; and (ii) completion of 20 years of VELIP participation, including years of participation in NYNEX SLIP and Bell Atlantic’s EMP.

8.	PLAN BENEFITS

8.1    Determination of Annual Premiums. The annual premiums for each participant’s Policy will be actuarially determined (using the Actuarial Assumptions) so that (i) it pays for the cost of the current life insurance benefit, as described in Article 6, and (ii) assuming continuing level contributions until Plan Maturity Date (assuming the Participants remains employed until the Plan Maturity Date), will build the Policy’s Cash Value Account to an amount estimated to be sufficient at Plan Maturity Date to provide paid-up life insurance coverage to age 95, in an amount described in Article 7.

Notwithstanding the foregoing, for a participant who was an employee of GTE at the time of formation of Verizon and who was eligible for GTE’s ERLIP benefit, the target cash value of the Policy at Plan Maturity Date will be designed (using the Actuarial Assumptions), but is not guaranteed, to provide coverage to age 95 in an amount equal to two (2) times the participant’s highest annual base salary earned while a participant (prior to retirement) or, if higher, the amount of post-retirement coverage that the participant would have received under GTE’s Executive Retiree Life Insurance Plan (ERLIP). That is, the target cash value will not be less than the cash settlement value that the participant would have received under ERLIP if he had retired on the Plan Maturity Date.

8.2    Cost Sharing and Premium Bonus. While the Executive is a Plan participant, Verizon will pay the participant an annual Premium Bonus to facilitate the participant’s payment of premiums for the Policy. No Premium Bonuses will be calculated, or paid, for a period after the Plan Maturity Date.

The participant shall be responsible for funding the “Estimated Cost of Current Life Insurance Coverage” (that is, the portion of each annual premium which represents the cost of the current life insurance coverage for the year). The Estimated Cost of Current Life Insurance Coverage shall be determined by multiplying (i) the amount of coverage, and (ii) an age-specific rate taken from the term insurance rate table published by MetLife as a substitute for the IRS “PS-58” Table.

Verizon will pay the participant a taxable Premium Bonus equal to (i) the remainder of the premium, that is, the total annual premium calculated in Section 8.1 less the Estimated Cost of Current Life Insurance Coverage, plus (ii) a “gross-up” to cover the federal, state and local income and payroll taxes required to be withheld on the amount of the net premium funded by the bonus and the gross-up itself. The exact amount of the “gross-up” will depend on the state and local taxes to which the Premium Bonus is subject. The “gross-up” will not take into account any transfer taxes, such as gift taxes, which may apply if, for example, the Policy is owned by a trust. Notwithstanding the foregoing, as of April 2009, Verizon will no longer provide any tax “gross-up” benefit for active employee participants or any retired participants whose date of separation from service is after December 31, 2009.

8.3    Voluntary Premium Contributions. A participant or owner of a Policy may pay additional premiums to the Policy, subject to prior approval from MetLife. If a participant or the owner of the Policy makes an additional “Voluntary Premium

Contribution”, in excess of the total annual premium determined under Section 8.1, then the amount of coverage under the Policy may be increased by the amount of the Voluntary Premium Contribution so that, in case of subsequent death of the Executive while a participant, the beneficiary may receive from the Policy the amount of the Voluntary Premium Contribution (without interest) in addition to the normal, formula-based death benefit under the Plan.

The amount of any Voluntary Premium Contributions will not affect the calculation of the total annual premium for the Policy under the Plan or the Premium Bonus. For example, the Estimated Cost of Current Life Insurance Coverage will be determined based on the formula death benefit amount described in Articles 6 and 7 and not the enhanced death benefit.

9.	TERMINATION OF PARTICIPATION

9.1    Length of Cost Sharing and Plan Participation. A participant shall continue to participate in the Plan and receive the Premium Bonuses until the earliest of:

(a)	The Plan Maturity Date; and

(b)	Other events enumerated below:

1.    Participant separates from service with Verizon prior to Retirement-Eligibility;

2.    The owner of the Policy exercises any policy ownership rights that would change the coverage (including complete or partial surrenders, loans, or withdrawals);

3.    The participant is downgraded from a Senior Manager position prior to Retirement-Eligibility;

4.    The owner of the Policy fails to pay the total premiums described in Section 8.1 when due;

5.    The participant otherwise does not abide by the rules of the Plan;

6.    The participant requests that participation be terminated; or

7.    Verizon amends the Plan to eliminate the Premium Bonuses or terminates the Plan.

9.2    Participation at Retirement. A participant is vested in the Plan benefits, including future Premium Bonuses, once they are Retirement-Eligible. The following rules apply at Retirement:

(a)    On or After Plan Maturity Date. If a participant retires on or after their Plan Maturity Date, Verizon will not pay any additional Premium Bonuses. All of the annual premiums scheduled for the Policy will have been completed on the Plan Maturity Date.

(b)    Prior to Plan Maturity Date. If a participant retires prior to their Plan Maturity Date, they will continue to be eligible to participate in the Plan, meaning that Verizon will continue to pay them Premium Bonuses in accordance with the Plan (up until their Plan Maturity Date), except that if the Participant is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code), the first annual payment following a separation from service shall be no earlier than the first business day that occurs more than six (6) months after the date the separation from service. The amount of coverage during the period between retirement and the Plan Maturity Date is specified in Section 7.2.

(c)    Definition of Retirement. Retirement means separation from service with Verizon after becoming Retirement-Eligible. A Verizon employee is Retirement-Eligible when he meets the requirements under Verizon’s retiree health benefit plan for company contributions toward or access to retiree welfare benefits after his separation from service. If such plan no longer exists for determining Retirement-Eligibility, the Executive Vice President – Human Resources (or their successor) shall determine the relevant applicable requirements.

9.3    Borrowing or Withdrawing Cash Value.

(a)    In general. If the owner of the Policy withdraws or borrows from the Policy’s Cash Value Account (with the exception of Voluntary Premium Contributions) prior to the Plan Maturity Date, participation in the Plan will terminate, and Verizon will cease to pay any Premium Bonuses.

(b)    NYNEX SLIP. Prior to the conversion to the bonus-premium approach for funding, the NYNEX version of the Plan allowed participants to withdraw their share of the Policy cash value at anytime. If the owner of the Policy made any cash value withdrawals during the period the Policy was funded under the NYNEX SPLIP split-dollar arrangement, then the normally applicable amount of coverage under this Plan will be reduced, and the Plan benefits will be adjusted as follows:

1. The amount of coverage under the Plan will be reduced by the aggregate amount of the withdrawals.

2. The total annual premium for the Policy will be calculated as if the cash value withdrawals had never taken place and the amount of coverage had never been reduced. In particular, the Estimated Cost of Current Life Insurance Coverage will be determined based on the amount of coverage determined by the Plan’s formula, not the reduced amount of coverage.

3. Because the annual premiums for the Policy will be calculated as if the cash value had never been withdrawn, the assumed cash value for purposes of the premium calculation will be higher than the actual value each year. As a result, if the Executive remains a participant until the Plan Maturity Date, the actual cash value at the Plan Maturity Date will be lower than the target cash value by the amounts withdrawn plus interest adjustments.

9.4    Leave of Absence. If a participant’s active employment is interrupted by an approved leave under the Verizon Management Leave of Absence Policy, the participant will continue to participate in the Plan, without change, until the following January 1st. If the participant is still on an approved leave of absence on that date, the Executive’s participation shall cease and Verizon will not pay any additional Premium Bonus, except as may be required by the Family and Medical Leave Act.

9.5    Disability. If a participant is enrolled in the Verizon Management Long-Term Disability Plan with a 66 2/3% payment option and has been approved for long term disability (LTD) benefits under the Verizon Management LTD Plan, they will continue to participate in the Plan (with Verizon continuing to make its Premium Bonus payments to the participant) for as long as they remain eligible for such LTD benefits or their participation terminates for any other reason, with the amount of coverage frozen at the level in effect immediately before the disability occurred. The participant or Policy owner must pay the entire required premium payments during this period, including the Estimated Cost of Current Life Insurance Coverage.

If the participant ceases to meet the definition of “totally disabled” under the Verizon Management LTD Plan, or fails to continue to comply with the terms and conditions under that plan, the Executive’s participation in the Plan will cease and Verizon will discontinue the Premium Bonuses. In addition, Executive’s participation (and Verizon’s Premium Bonuses) will not continue beyond the maximum time for receiving benefits under the terms of the Verizon Management LTD Plan. If the participant’s disability began before he reached the age of 60, then their LTD benefits end at the earliest of the following dates: (i) the date they recover; (ii) the date they no longer are considered “totally disabled” under the Verizon Management LTD Plan; or (iii) the first day of the month after they reach age 65.

While the participant is receiving benefits under the Verizon Management LTD Plan, they will be placed on an inactive disability leave status. This means that if the participant recovers from their disability and is able to return to work, their participation in the Plan shall continue for a period of up to 90 days to conduct an internal job search. If the participant does not have a position with Verizon at the end of such 90 days, their participation in the Plan will be terminated unless they are Retirement-Eligible. If they return to work at Verizon as a Senior Manager prior to expiration of the 90-day period, their participation in the Plan will continue and their amount of coverage will again be adjusted annually for changes in Annual Compensation until they reach age 60. If the participant returns to work at Verizon prior to the expiration of the 90-day period, but not as a Senior Manager, they will be treated as a Downgrade under Section 9.8.

9.6    Termination of Employment Prior to Retirement-Eligibility. If a participant separates from service with Verizon before Retirement-Eligibility, their participation in the Plan will end immediately.

9.7    Downgrade. If a participant’s employment position is downgraded from a Senior Manager position, but they are Retirement-Eligible, then they will continue to participate in the Plan. The coverage amount (and the target paid-up coverage amount used to determine the target cash value at Plan Maturity Date) will be frozen based on their annual base salary/Annual Compensation in effect on the date of the downgrade. Their Post-Retirement Coverage amount will be two times their final base salary.

If a participant’s employment position is downgraded from a Senior Manager position, and they are not Retirement-Eligible, then their participation in the Plan will end immediately. The participant will no longer be covered by the Policy, and the participant will then be eligible to elect basic and supplemental life insurance under Verizon’s group term life insurance plan, subject to such plan’s requirements including, proof of insurability, provided that evidence of insurability will not be required for coverage amounts up to the participant’s Policy coverage.

9.8    Rehire. If a former participant is rehired by Verizon in (or re-promoted to) a Senior Manager position, they may enroll in the Plan that is available to new participants at the time of their rehire. If the Policy purchased under the Plan when the Executive previously was a participant is still in force when they are rehired, then the Executive must consent to the use of the Policy for the Plan in order to re-enroll. If the Policy is still in force but is otherwise unavailable for reuse when they are rehired, the Executive may not be able to re-enroll in the Plan.

10.	PLAN AMENDMENTS AND TERMINATION

Verizon reserves the right to change or terminate the Plan at any time. Nevertheless, if Verizon is subject to a Change of Control, then Verizon (or its successor) may not amend the Plan for a period of 5 years after the occurrence of a Change in Control to reduce benefits provided to Plan participants, or terminate or merge the Plan or amend this Change in Control provision.

A “Change in Control” shall occur if any Person becomes the beneficial owner of more than 20% of the voting power of the Company’s outstanding stock, the Company merges or consolidates with any other business (except a transaction engaged in solely to accomplish a recapitalization of the Company with no material change in the Company’s business or ownership) or the Board authorizes the liquidation or sale of all or substantially all of the assets of the Company. Nevertheless, a Change in Control shall not occur if: (i) the owners of the Company’s voting stock, determined immediately before the transaction, will continue to represent no less than 45% of the combined voting power of the surviving entity, determined immediately after the transaction; (ii) the members of the board of directors of the Company, determined immediately before the transaction, will continue to constitute a least one-half of the board of directors of the surviving entity, determined immediately after the transaction; (iii) the Chief Executive Officer (“CEO”) of the Company immediately before the transaction will be the CEO of the successor company; and (iv) the headquarters of the successor company will be located in New York, New York.

“Person” shall mean any corporation, partnership, firm, joint venture, association, individual, trust or other entity, but does not include the Company or any of its wholly-owned or majority-owned subsidiaries, employee benefit plans or related trusts.

11.	ADMINISTRATION

11.1    Administration. The Plan Administrator shall have the discretionary authority to control and manage the operation and administration of the Plan, including but not limited to the power to construe and interpret the provisions of the Plan, to determine the eligibility of employees to participate in the Plan and the benefit entitlements of Participants, and to establish rules and procedures (and to amend, modify or rescind the same) for the administration of the Plan. The Plan Administrator may delegate ministerial duties to other employees of the Company and to third parties.

11.2    Claims. The Plan Administrator shall make all determinations concerning a Participant’s entitlement to benefits under the Plan. The Plan Administrator shall establish a procedure for participants and designated beneficiaries to file a claim for benefits under the Plan. In the absence of any other procedure designated by the Plan Administrator, the following procedure shall be applicable:

If a Participant believes that he has been denied a benefit under the Plan to which he is entitled, the Participant may file a written request for such benefit with the Program Administrator, setting forth his claim. Any decision by the Program Administrator denying a claim for benefits by a Participant shall be set forth in writing specifying the reasons for the denial in a manner calculated to be understood by the Participant and advising the Participant of his or her right to obtain a review of such decision. Participants may request a review of any decision denying a benefit claim by filing a request for such in writing to the Program Administrator within 60 days of the Participant’s receipt of the denial of his claim; otherwise he shall be barred and stopped from challenging such claim denial. The Plan Administrator shall conduct a full and fair review of the request for review and the underlying claim and shall render a decision thereon in writing, generally within 60 days of receiving the Participant’s request for review (but may extend the period for rendering a decision to 120 days if special circumstances warrant the extension).

The interpretation and construction of the Plan by the Plan Administrator, and any action taken there under, shall be binding and conclusive upon all persons and entities claiming to have an interest under the Plan.

11.3    Liability. The Plan Administrator and its agents shall not be liable to any person for any action taken or omitted to be taken in connection with the interpretation,

construction or administration of the Plan provided that such action or omission is made in good faith.

12.	MISCELLANEOUS

12.1    Benefit Statements. Each year, each participant in the Plan will receive a Benefit Statement. The statement will provide the participant with current information about the Policy, such as:

(a)    Owner of the Policy;

(b)    Primary beneficiary of the Policy;

(c)    Coverage amount;

(d)    Premium for the current year; and

(e)    Cash surrender value.

12.2    Notices. Any notice or document required to be given to or filed with the Company or the Plan Administrator shall be deemed given or filed if delivered by certified or registered mail, return receipt requested, to such party’s attention at the Company’s offices: 140 West Street, New York NY 10007 or at such other address as the Plan Administrator may provide from time to time.

12.3    Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect in any respect the validity of the remaining provisions of the Plan.

12.4    Governing Documents. In the event of any inconsistency between the terms of the Plan set forth herein and the terms of any Policy purchased with respect to a participant, the terms of such Policy shall be controlling as to that participant, the owner of the Policy, any designated beneficiary, and any assignee or successor-in-interest of any of the foregoing persons.

12.5    Applicable Law. The provisions of the Plan shall be construed and administered in accordance with the laws of the State of New York (without regard to any choice of law rules), except to the extent superseded by applicable Federal law.

12.6    Section 409A.

(a)    The Plan will be interpreted and construed in favor of it meeting the applicable requirements of section 409A of the Internal Revenue Code (“Section 409A”). The Company, in its reasonable discretion, may amend the Plan (including retroactively) in any manner to conform with Section 409A. Despite the foregoing, the Company will not guarantee any particular tax effect to any person of participation in the Plan. In any event, and except for tax withholding obligations, the Company will have no obligation relating to any tax or penalty applicable to any person as a result of participation in the Plan.

(b)    For purposes of Section 409A, each Premium Bonus payment is treated as a separate payment.

APPENDIX A – ACTUARIAL ASSUMPTIONS

This Appendix describes the procedure used to calculate the annual premiums for the VELIP Policies each year. The method described below has been in use unchanged since 2003 when the Section 162 (bonus) approach to funding of VELIP policies was adopted by Verizon, but the actuarial assumptions used in the calculations predate the adoption of the bonus approach by a number of years.

Background

VELIP is designed to provide life insurance coverage both during employment and after retirement using individually-owned universal life insurance policies issued by MetLife. The premium cost is borne predominantly by Verizon. Under the VELIP umbrella, there are actually three separate plans. The varying plan designs, particularly the benefit formulas, reflect grandfathering of the plan designs originally adopted by the various historical corporate entities that came to make up Verizon: NYNEX, Bell Atlantic, and GTE. Notwithstanding the varying plan designs, the general goal of VELIP funding is the same: to provide the plan participants with reasonably sufficient policy cash value once the funding ends to continue the target post-retirement life insurance coverage on a paid-up basis.

VELIP assigns to each participant a specific date called the Plan Maturity Date, which varies by plan type but always falls on a policy anniversary. Normally the last annual premium payment is assumed to take place in the month of May preceding the Plan Maturity Date. The NYNEX SLIP version of VELIP has the longest funding period with its Plan Maturity Date being the later of the 20th anniversary of the entry into the plan or the policy anniversary on which the participant attains age 70. Prior to the Plan Maturity Date, Verizon must contribute a series of annual premium payments that will allow each policy to accumulate “reasonably sufficient policy cash value” to provide a paid-up benefit. Normally, Verizon’s premium obligation with respect to a participant ends with his termination of employment. Where a participant retires prior to his Plan Maturity Date, the contributions from Verizon vest. Consequently, many retirees are entitled to one or more annual contributions from Verizon after they retire. Verizon’s financial obligation with respect to VELIP ends with the last premium payment.

Verizon’s annual premium contribution for each participant is re-determined annually. There are two reasons why we cannot predetermine the premiums (i.e., calculate fixed schedule of premiums at plan entry) to fund the VELIP policies.

1.

The coverage amounts depend on compensation and it is impossible to predict a participant’s future compensation or retirement date with any certainty. Until one knows the exact target post-maturity coverage amount, one can only estimate the “reasonably sufficient policy cash value.” Furthermore, since annual premiums must provide for not only paid-up post-maturity life insurance coverage but also for pre-maturity life insurance coverage, uncertainty about future levels of coverage prior to Plan Maturity also adds to the uncertainty regarding the cost of VELIP.

2.	In addition to the coverage amounts, the cash value buildup also depends on policy performance, particularly the interest rates credited on the cash values. While there is a 4% minimum guarantee under the VELIP policies, the actual credited rates change from month to month. So even if we could predict the future coverage amounts exactly (as is the case for the retirees), the premiums must still be periodically adjusted to reflect each policy’s actual performance in order to achieve a particular cash value target. All policy performance risks (as well as rewards) under VELIP are borne solely by Verizon until the last premium is paid (similar to cash balance pension plans) so that the premium funding provided by Verizon must remain somewhat flexible in order to accommodate variations in policy performance.

Although future VELIP premiums are variable and cannot be set in advance for these two reasons, VELIP uses a fixed calculation procedure which is consistently applied from year to year to calculate the premiums. These calculations rely on a very small set of long-term actuarial assumptions that are applied uniformly to all VELIP policies and are expected to be changed rarely. The following sections describe the assumptions and calculation methodology.

Assumptions

The annually re-determined VELIP premiums depend on three actuarial assumptions. These assumptions tend to be long-term in nature (i.e., rarely changed) so as to stabilize the premium stream:

1.	Internal policy rates for the cost of life insurance coverage—These are the rates charged by MetLife for life insurance coverage under the universal life insurance product used to provide VELIP coverage. These rates are modified relatively rarely. The original rates under the policies in questions were set in 1988 and remained basically unchanged until 2006. In 2006, MetLife reviewed the mortality experience under the life insurance product used by VELIP as well as a number of other very large corporate sponsored life insurance programs and implemented a prospective rate reduction. For determining the cost of future life insurance coverage, VELIP uses the set of rates currently being charged by MetLife. Accordingly, any change in this assumption depends on MetLife.

2.

Interest rate credited on the policy cash value—Subject to a 4% minimum guarantee, the interest rate credited on the VELIP policy cash value can vary from month to month. Compared to the cost of insurance rates, the interest rates credited on the cash value are significantly more volatile. Since changes to the long-term interest rate assumption can cause wide swings in the premium cost, Verizon selected what it believes is a reasonable long-term interest rate expected to be earned by VELIP policies back in 1998 and has maintained it ever since in order to stabilize plan cost. This rate is 6% during the first 9 policy years following the policy issue date and 6.5% thereafter (to reflect the non-guaranteed 0.5% interest bonus paid beginning in the 10th policy year). As described below, the calculation procedure calls for a rolling 5-year formulaic modification of this long-term crediting rate assumption in order to reflect short-term interest rate outlook and to stabilize the premium stream even further.

3.	Salary scale—For a compensation-related benefit with a significant post-retirement component, it is a good accounting and budgetary practice to incorporate a salary scale in determining the annual benefit cost. The NYNEX SLIP version of VELIP has had 5% benefit increases built into its benefit formula from the start (1992) so no salary scale assumption is required for that plan. In calculating the premiums for all other versions of VELIP (under which the pre-maturity coverage amounts as well as post-maturity target coverage amount are directly tied to actual pay), a 5% salary scale has always been used.

In addition to these three long-term actuarial assumptions, there is a fourth item which may best be characterized as a calculation parameter and not as an assumption per se. It is usually called the “skewing factor.” Its purpose is to back-load Verizon premium contributions so as to reduce waste of premium dollars on the younger participants, who are much more likely to leave the company (to work for a competitor) than the older participants. The use of this parameter is explained in greater detail in the following section.

Calculation Methodology

VELIP uses the following procedure each year to determine Verizon’s premium contribution for each participant.

1.	Review long-term actuarial assumptions—This step needs to be performed each year, but, as noted above, changes are normally instigated by events beyond Verizon’s control (e.g., MetLife’s revision of rates for cost of insurance). The assumptions within Verizon’s control have held steady for a number of years.

2.	Project the coverage amounts—This and all subsequent steps are carried out mechanically (by a computer program) and there is no discretion or judgment involved. We begin by projecting the pre-maturity coverage amounts and the target post-maturity coverage amount. For the participants in the NYNEX version of VELIP, these amounts are pre-determined. For all other participants, these coverage amounts are projected using the current actual pay rate modified by the assumed salary scale. For the retirees still eligible for additional premium contributions from Verizon, their coverage amounts are frozen at the time of retirement.

3.	Determine the hypothetical stream of participant’s share of future premiums—VELIP is a contributory plan. Each year prior to the Plan Maturity Date, the participants are required to pay a premium amount equal to the coverage amount for the year multiplied by an age-specific rate from a substitute PS-58 rate table supplied by MetLife to determine economic value of life insurance coverage. We determine expected future contributions from each participant based on the projected coverage amounts from Step #2 and the rates from MetLife rate table.

4.	Set the interest rates assumption—Based on the maturity characteristics of the fixed income investments underlying VELIP policy cash values and MetLife’s interest crediting methodology, a number of years will normally be required to bridge any significant gap between the actual composite rate currently being credited on the cash value and the 6%/6.5% assumed for long-term crediting rate. Consequently, rather than applying the long-term credited rate assumption immediately as of the premium determination date, VELIP always grades the interest rates used for premium determination over a rolling 5-year period, starting from the actual current credited rate and ending with the long-term rates. Assuming that VELIP will eventually achieve the long-term crediting rates, this scheme is more realistic in terms of how the future credited rates will actually behave.

5.	Determine the target cash value at plan maturity—Based on (a) the assumed rates for the cost of insurance, (b) the assumed future interest rates per Step #4, and (c) the target post-maturity coverage amount as determined in Step #2, we can determine the cash value required at plan maturity to provide a paid-up coverage equal to the target post- maturity coverage amount.

6.	Determine the hypothetical stream of Verizon’s share of future premiums—Beginning with each policy’s actual cash value as of the calculation date, we can solve for a stream of hypothetical annual premium contributions from Verizon that will cause the cash value to grow to the target cash value at plan maturity per Step #5, taking into consideration (a) future stream of hypothetical premium contributions from the participant per Step #3, (b) the schedule of projected pre-maturity coverage amounts per Step #2, (c) the assumed rates for the cost of insurance, (b) the assumed future interest rates per Step #4. Rather than solving for a level annual stream of hypothetical premiums, VELIP solves for a skewed annual stream of premiums such that each hypothetical premium (except the first one, of course) must be equal to 110% of the preceding one. This is the so-called “skewing factor.” If the skewing factor were 100% instead, we would get a level stream of contributions.

7.

Determine Verizon’s premium contribution for the current year—Current year’s premium contribution from Verizon is equal to the initial year’s premium out of the hypothetical premium stream calculated in Step #6. The hypothetical premium stream amounts after the initial year represent estimates of future premiums which will only be realized if plan experience develops exactly according to actuarial assumptions, not a likely event.

The factors described in this Appendix (or the objective formulas describing such factors) are fixed, with respect to an Executive, no later than the date on which the Executive becomes a Participant.